November 2019 MSELN-409-C Registration Statement No. 333-227001 PRICING SUPPLEMENT Dated November 22, 2019 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
$3,935,000 Contingent Income Auto-Callable Securities due November 27, 2020
With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF
Principal at Risk Securities
Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal.  Instead, the securities offer the opportunity for investors to earn a contingent quarterly coupon equal to 2.025% of the stated principal amount (8.10% per annum), but only with respect to each determination date on which the determination closing price of the underlying shares, or the final share price, as applicable, is greater than or equal to 70.00% of the initial share price, which we refer to as the downside threshold level.  In addition, if the determination closing price of the underlying shares is greater than or equal to the redemption threshold level (which will be equal to 100% of the initial share price) on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly coupon.  At maturity, if the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will be the stated principal amount and the contingent quarterly coupon with respect to the final determination date. However, if the final share price of the underlying shares is below the downside threshold level on the final determination date, investors will be fully exposed to the decrease in the underlying shares on a 1 to 1 basis and will receive a payment at maturity that is less than 70.00% of the stated principal amount and could be zero. Moreover, if on any determination date the determination closing price of the underlying shares, or the final share price, as applicable, is less than the downside threshold level, you will not receive any contingent quarterly coupon for that quarterly period. Accordingly, investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly coupon. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons over the term of the securities. Investors will not participate in any appreciation of the underlying shares.  The securities are senior unsecured obligations of Royal Bank of Canada, issued as part of Royal Bank of Canada’s Series H Senior Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying shares:	Shares of the iShares® MSCI Brazil Capped ETF (Bloomberg symbol: “EWZ”) (the “Fund”)
Aggregate principal amount:	$3,935,000
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	November 22, 2019
Original issue date:	November 27, 2019
Maturity date:	November 27, 2020, subject to adjustment as described in “Additional Information About the Securities” below.
Early redemption:
If, on any of the first three determination dates, the determination closing price of the underlying shares is greater than or equal to the redemption threshold level, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date. No further payments will be made on the securities once they have been redeemed.

Redemption threshold level:	100% of the initial share price
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date times the adjustment factor on that determination date
Contingent quarterly coupon:
•    If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly coupon of $0.2025 (2.025% of the stated principal amount, or 8.10% per annum) per security on the related contingent payment date.
•    If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly coupon will be made with respect to that determination date.

Determination dates:
February 24, 2020, May 22, 2020, August 24, 2020 and November 23, 2020, subject to postponement for non-trading days and certain market disruption events as described in “Additional Information About the Securities” below.  We also refer to November 23, 2020 as the final determination date.

Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent quarterly coupon, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date
	• If the final share price is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the share performance factor
Share performance factor:	Final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Downside threshold level:	$30.21, which is equal to 70.00% of the initial share price (rounded to two decimal places)
Initial share price:	$43.16, which is equal to the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the final determination date times the adjustment factor on that date
CUSIP/ISIN:	78014J835 / US78014J8356
Listing:	The securities will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.000	$0.125(1)
		$0.050(2)	$9.825
Total	$3,935,000	$49,187.50	$3,866,137.50
		$19,675
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.175 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.125 for each security that MSWM sells.  See “Supplemental information regarding plan of distribution; conflicts of interest.”
(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each security.
The initial estimated value of the securities as of the pricing date was $9.7857 per $10 in principal amount, which is less than the price to public. The actual value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality. The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.
Prospectus Supplement dated September 7, 2018
Prospectus dated September 7, 2018

Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
Investment Summary
The Contingent Income Auto-Callable Securities due November 27, 2020 with the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF, which we refer to as the “securities,” provide an opportunity for investors to earn a contingent quarterly coupon, which is an amount equal to $0.2025 (2.025% of the stated principal amount, or 8.10% per annum) per security, with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 70.00% of the initial share price, which we refer to as the downside threshold level.  The contingent quarterly coupon, if any, will be payable quarterly on the contingent payment date, which is the third business day after the related determination date.  It is possible that the closing price of the underlying shares could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly coupons.
If the determination closing price is greater than or equal to the redemption threshold level on any of the first three determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related determination date.  If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly coupon with respect to the related determination date.  However, if the securities have not previously been redeemed and the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and will receive a payment at maturity that is less than 70.00% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly coupon.  In addition, investors will not participate in any appreciation of the underlying shares.
Key Investment Rationale
The securities offer investors an opportunity to earn a contingent quarterly coupon equal to 2.025% of the stated principal amount (8.10% per annum) with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 70.00% of the initial share price, which we refer to as the downside threshold level.  The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly coupon, and the payment at maturity will vary depending on the final share price, as follows:
Scenario 1
On any of the first three determination dates, the determination closing price is greater than or equal to the redemption threshold level.
◾    The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
◾    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level.
◾    The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date.
◾    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3
The securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold level.
◾    The payment due at maturity will be (i) the stated principal amount multiplied by (ii) the share performance factor.
◾    Investors will lose a significant portion, and may lose all, of their principal amount in this scenario.

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
How the Securities Work
The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.
Diagram #1: First Three Determination Dates

Diagram #2:  Payment at Maturity if No Automatic Early Redemption Occurs

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
Hypothetical Examples
The examples below are based on the following terms:
Hypothetical Initial Share Price:	$100.00
Hypothetical Downside Threshold Level:	$70.00, which is 70.00% of the hypothetical initial share price
Hypothetical Adjustment Factor:	1.0
Contingent Quarterly Coupon:	$0.2025 (2.025% of the stated principal amount, or 8.10% per annum)
Stated Principal Amount:	$10 per security
Redemption Threshold Level:	$100.00, which is equal to 100% of the hypothetical initial share price

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the determination closing price of the underlying shares is greater than or equal to the redemption threshold level on one of the first three determination dates.  Because the determination closing price is greater than or equal to the redemption threshold level on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the determination closing price on the first three determination dates is less than the redemption threshold level, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.
	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price ( or Final Share Price)	Contingent Quarterly Coupon	Early Redemption Payment*	Hypothetical Determination Closing Price ( or Final Share Price)	Contingent Quarterly Coupon	Early Redemption Payment
#1	$105.00	-*	$10.2025	$90.00	$0.2025	N/A
#2	N/A	N/A	N/A	$91.00	$0.2025	N/A
#3	N/A	N/A	N/A	$110.00	-*	$10.2025
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Payment includes the unpaid contingent quarterly coupon with respect to the determination date on which the determination closing price is greater than or equal to the redemption threshold level and the securities are redeemed as a result.
◾
In Example 1, the securities are automatically redeemed following the first determination date, as the determination closing price on the first determination date is greater than the redemption threshold level. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly coupon = $10 + $0.2025 = $10.2025
In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.
◾
In Example 2, the securities are automatically redeemed following the third determination date, as the determination closing price on the third determination date is greater than the redemption threshold level.  As the determination closing prices on the first two determination dates are greater than the downside threshold level, you will receive the contingent payment with respect to each such determination date.  Following the third determination date, you receive the early redemption payment set forth above, which includes the contingent quarterly coupon with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.  Further, although the underlying shares have appreciated by 10.00% from the initial share price on the third determination date, you receive only the early redemption payment, and do not benefit from such appreciation.

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price ( or Final Share Price)	Contingent Quarterly Coupon	Early Redemption Payment	Hypothetical Determination Closing Price ( or Final Share Price)	Contingent Quarterly Coupon	Early Redemption Payment
#1	$46.00	$0	N/A	$46.00	$0	N/A
#2	$44.00	$0	N/A	$44.00	$0	N/A
#3	$42.00	$0	N/A	$42.00	$0	N/A
Final Determination Date	$40.00	$0	N/A	$66.00	-*	N/A
Payment at Maturity	$4.00			$10.2025
* The final contingent quarterly coupon, if any, will be paid at maturity.
Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.
◾
In Example 3, the closing price of the underlying shares remains below the downside threshold level on every determination date.  As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying shares.  As the final share price is less than the downside threshold level, your payment at maturity is  calculated as follows:

stated principal amount x share performance factor = $10 × ($40.00/$100.00) = $4.00
In this example, the amount you receive at maturity is significantly less than the stated principal amount.
◾
In Example 4, the closing price of the underlying shares decreases to a final share price of $66.00.  Although the final share price is less than the redemption threshold level, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly coupon with respect to the final determination date.  Your payment at maturity is calculated as follows:

$10 + $0.2025 = $10.2025
In this example, although the final share price represents a 34.00% decline from the initial share price, you receive the stated principal amount per security plus the final contingent quarterly coupon as set forth above, because the final share price is not less than the downside threshold level.

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.  You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.
◾
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the share performance factor. In this case, the payment at maturity will be less than 70.00% of the stated principal amount and could be zero.

◾
The potential contingent repayment of principal represented by the downside threshold level applies only at maturity.  You should be willing to hold the securities until maturity.  Additionally, if the securities are not redeemed, at maturity, you will receive the stated principal amount (plus the contingent quarterly coupon with respect to the final determination date) only if the final share price is greater than or equal to the downside threshold level.  If you are able to sell the securities prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the price of the underlying shares is at or above the downside threshold level.

◾
The contingent quarterly coupon, if any, is based solely on the determination closing price or the final share price, as applicable.  Whether the contingent quarterly coupon will be made with respect to a determination date will be based on the determination closing price or the final share price, as applicable.  As a result, you will not know whether you will receive the contingent quarterly coupon until the related determination date.  Moreover, because the contingent quarterly coupon is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if that determination closing price or final share price is less than the downside threshold level, you will not receive any contingent quarterly coupon with respect to that determination date, even if the closing price of the underlying shares was higher on other days during the term of the securities.

◾
You will not receive any contingent quarterly coupon for any quarterly period where the determination closing price or the final share price, as applicable, is less than the downside threshold level.  A contingent quarterly coupon will be made with respect to a quarterly period only if the determination closing price or final share price is greater than or equal to the downside threshold level.  If the determination closing price or final share price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly coupons.

◾
Your return on the securities may be lower than the return on a conventional debt security of comparable maturity.  The return that you will receive on the securities, which could be negative, may be less than the return you could earn on other investments.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

◾
Investors will not participate in any appreciation in the price of the underlying shares.  Investors will not participate in any appreciation in the price of the underlying shares from the initial share price, and the return on the securities will be limited to the contingent quarterly coupon, if any, that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level.  The payment at maturity will not exceed the principal amount plus the final contingent quarterly coupon, if it is payable.  It is possible that the closing price of the underlying shares could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly coupons.  If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

◾
The automatic early redemption feature may limit the term of your investment to approximately three months.  If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.  The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
◾
The market price will be influenced by many unpredictable factors.  Many factors will influence the value of the securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying shares on any day may affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

◾	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares;
◾	whether the determination closing price has been below the downside threshold level on any determination date;
◾	dividend rates on the underlying shares and on the securities held by the Fund;
◾	interest and yield rates in the market;
◾	exchange rates between the U.S. dollar and the Brazilian real;
◾	the time remaining until the securities mature;
◾
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or securities markets generally and which may affect the price of the underlying shares;

◾	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor; and
◾	any actual or anticipated changes in our credit ratings or credit spreads.
The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “The iShares® MSCI Brazil Capped ETF Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.
◾
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities on each contingent payment date, upon automatic redemption or at maturity, and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the securities.

◾
If the price of the underlying shares changes, the market value of the securities may not change in the same manner. Owning the securities is not the same as owning the underlying shares. Accordingly, changes in the price of the underlying shares may not result in a comparable change of the market value of the securities. If the closing price of the underlying shares on any trading day increases above the initial share price or the downside threshold level, the value of the securities may not increase in a comparable manner, if at all. It is possible for the price of the underlying shares to increase while the value of the securities declines.

◾
The historical performance of the underlying shares should not be taken as an indication of its future performance.  The price of the underlying shares will determine the amounts to be paid on the securities. The historical performance of the underlying shares does not give an indication of its future performance.  As a result, it is impossible to predict whether the price of the underlying shares will rise or fall during the term of the securities.  The price of the underlying shares will be influenced by complex and interrelated political, economic, financial and other factors.  The value of the underlying shares may decrease such that you may not receive any return of your investment or any contingent quarterly coupon.  There can be no assurance that the price of the underlying shares will not decrease so that at maturity you will not lose some or all of your investment.

◾
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  RBCCM may, but is not obligated to, make a market in the securities, and, if it chooses to do so, it may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.
◾
The initial estimated value of the securities is less than the price to the public. The initial estimated value that is set forth on the cover page of this document does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the underlying shares, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the securities. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the securities. In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the securities and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

◾
Our initial estimated value of the securities is an estimate only, calculated as of the pricing date. The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. See “Additional Information About the Securities—Structuring the securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your securities.
◾
Adjustments to the Fund or the underlying index could adversely affect the value of the securities. BlackRock, as the investment advisor of the Fund (the “investment advisor”), and MSCI, as the sponsor of the underlying index (the “index sponsor”), may add, delete or substitute the shares held by the Fund or the securities constituting the underlying index, as applicable, or make other methodological changes. In addition, the investment advisor or the index sponsor may discontinue or suspend maintenance of the Fund or the underlying index, as applicable, at any time. Any of these actions could affect the value of and the return on the securities.

◾
We have no affiliation with the Fund’s investment advisor and will not be responsible for any actions taken by it. We have no affiliation with the investment advisor, and it will not be involved in the offering of the securities. Consequently, we have no control over its actions, including any actions of the type that could affect the Fund, and therefore, the value of the Fund. The investment advisor has no obligation of any sort with respect to the securities. Thus, it has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.

◾
Investing in the securities is not equivalent to investing in the underlying shares.  Investing in the securities is not equivalent to investing in the Fund or its component securities.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the securities that constitute the Fund.

◾
The Fund and its underlying index are different. The performance of the Fund may not exactly replicate the performance of its underlying index, because the Fund will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
in the Fund, differences in trading hours between the Fund and the underlying index, or due to other circumstances. The Fund normally invests at least 80% of its assets in the securities that compose the underlying index but may hold securities not included in it.
◾
An investment in the securities is subject to management risks. The Fund is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicates its underlying index. Therefore, unless a specific security is removed from its underlying index, the Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Fund is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

◾
The securities are subject to risks associated with non-U.S. companies. The price of the EWZ depends upon the stocks of non-U.S. companies, and thus involves risks associated with the prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in Brazil, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the Brazilian securities markets, as well as cross shareholdings in Brazilian companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with Brazilian securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the EWZ and, as a result, the value of the securities.

◾
There are risks associated with emerging markets. Because the EWZ invests in Brazilian securities, investment in the securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against these risks may be made more difficult by lower levels of corporate disclosure and unreliability of economic and financial data.

◾
The securities will not be adjusted for changes in exchange rates. Although the equity securities composing the EWZ are traded in Brazilian real, and the net asset value of the EWZ is calculated in U.S. dollars, the amount payable on the securities at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and the Brazilian real. Changes in exchange rates, however, may also reflect changes in the Brazilian real that in turn may affect the price of the EWZ, and therefore the securities. The amount we pay in respect of the securities will be determined solely in accordance with the procedures described in this document.

◾
The securities are not designed to be short-term trading instruments.  The price at which you will be able to sell the securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the closing price of the underlying shares has appreciated since the pricing date.  In addition, you may receive less, and possibly significantly less, than the stated principal amount of your securities if you try to sell your securities prior to the maturity date, and you will not receive the benefit of any contingent repayment of principal represented by the downside threshold level.

◾
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares), including trading in the underlying shares and the securities held by the Fund.  Some of our subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial share price, and, as a result, the redemption threshold level and the downside threshold level, which is the price at or above which the underlying shares must close on each determination date in order for you to earn a contingent quarterly coupon or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying shares on the

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
determination dates, and, accordingly, whether the securities are automatically called prior to maturity, and, if the securities are not called prior to maturity, the payout to you at maturity, if any.
◾
You must rely on your own evaluation of the merits of an investment linked to the underlying shares.  In the ordinary course of their business, our affiliates may have expressed views on expected movement in the underlying shares, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the underlying shares may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the underlying shares from multiple sources, and you should not rely solely on views expressed by our affiliates.

◾
Our business activities may create conflicts of interest. We and our affiliates may engage in trading activities related to the underlying shares or the securities held by the Fund that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders' interest in the securities and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the underlying shares.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the securities. These trading activities could be adverse to the interests of the holders of the securities.

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities held by the Fund.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you, and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities held by the Fund.
Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the underlying shares or the securities held by the Fund. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities by us or one or more of our affiliates may affect the price of the underlying shares and, therefore, the market value of the securities.
◾
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM determined the initial share price, the redemption threshold level, and the downside threshold level, and will determine the final share price, whether the contingent quarterly coupon will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the selection of a successor fund, may require RBCCM to exercise discretion or make subjective judgments and may affect the payout to you upon an automatic early redemption or at maturity, if any.

◾
We will not hold any underlying shares for your benefit.  The indenture and the terms governing the securities do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any underlying shares that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

◾
The anti-dilution adjustments that the calculation agent is required to make do not cover every event that could affect the underlying shares.  RBCCM, as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect one or more of the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

◾
Significant aspects of the income tax treatment of an investment in the securities are uncertain. The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or the Canada Revenue Agency regarding the tax treatment of an investment in the

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document. Although the U.S. federal income tax treatment of the contingent quarterly coupons is uncertain, we intend to take the position that the contingent quarterly coupons constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of tax accounting.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the section entitled “U.S. tax considerations” in this document, the section “Tax Consequences—United States Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the material Canadian federal income tax consequences of investing in the securities, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If you are a not a Non-resident Holder (as that term is defined in “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the securities and receiving the payments that may be due under the securities.
◾
A 30% U.S. federal withholding tax will be withheld on contingent quarterly coupons paid to non-U.S. holders.  While the U.S. federal income tax treatment of the securities (including proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent quarterly coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding.

Please read carefully the section entitled “Additional Information About the Securities—U.S. tax considerations” in this document, the section “Tax Consequences—United States Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
The iShares® MSCI Brazil ETF MSCI Brazil Capped ETF Overview
The iShares® MSCI Brazil ETF (the “EWZ”) is an investment portfolio maintained and managed by iShares, Inc. (“iShares”) and advised by BlackRock Fund Advisors (“BFA”).   The shares of the EWZ are listed on the NYSE Arca under the symbol “EWZ.”
The MSCI Brazil 25/50 Index, which is the underlying index of EWZ, is calculated by or on behalf of MSCI Inc. (“MSCI”).  MSCI does not issue, sponsor, endorse, sell or promote the EWZ.  MSCI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  MSCI has no obligation or liability in connection with the operation, marketing or sale of the securities.
Investment Objective and Strategy
The EWZ seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil 25/50 Index.  The MSCI Brazil 25/50 Index was developed by MSCI as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil.  The EWZ uses a representative sampling strategy to try to track the MSCI Brazil 25/50 Index. The returns of the EWZ may be affected by certain management fees and other expenses, which are detailed in its prospectus.
Representative Sampling
The EWZ pursues a “representative sampling” strategy in attempting to track the performance of the MSCI Brazil 25/50 Index, and generally does not hold all of the equity securities included in the MSCI Brazil 25/50 Index.  The EWZ invests in a representative sample of securities in the MSCI Brazil 25/50 Index, which have a similar investment profile as the MSCI Brazil 25/50 Index.  Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Brazil 25/50 Index.  The EWZ will generally invest at least 95% of its assets in the securities of the MSCI Brazil 25/50 Index and in depositary receipts (“DRs”) representing securities of the MSCI Brazil 25/50 Index. The EWZ will at all times invest at least 80% of its assets in the securities of the MSCI Brazil 25/50 Index or in DRs representing securities of the MSCI Brazil 25/50 Index. The EWZ may invest the remainder of its assets in other securities, including securities not represented by the MSCI Brazil 25/50 Index, but which BFA believes will help the EWZ to track the MSCI Brazil 25/50 Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Brazil 25/50 Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.
Industry Concentration Policy
The EWZ will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the MSCI Brazil 25/50 Index is so concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.
Description of the MSCI Brazil 25/50 Index and the MSCI Brazil Index
All information in this document regarding the MSCI Brazil 25/50 Index and the MSCI Brazil Index, including, without limitation, their make-up, method of calculation and changes in their components, is derived from publicly available information.  Such information reflects the policies of, and is subject to change by, MSCI.  Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.  MSCI owns the copyright and all other rights to the MSCI Brazil 25/50 Index and the MSCI Brazil Index.  MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Brazil 25/50 Index or the MSCI Brazil Index.
The MSCI Brazil 25/50 Index
The MSCI Brazil 25/50 Index is published by MSCI and is intended to measure the performance of equity markets in Brazil.  The index is a free float-adjusted market capitalization index with a base date of December 31, 1987.  Component companies must meet objective criteria for inclusion in the MSCI Brazil 25/50 Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership.
Objectives and Guiding Principles Underlying the MSCI 25/50 Indices
Under current regulations, a fund needs to satisfy certain tests, such as those relating to asset diversification and sources of income, for qualification as a “regulated investment company” or “RIC.”  More specifically, one requirement of a RIC is that, at the end of each quarter of a RIC’s tax year, no more than 25% of the value of the RIC’s assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the EWZ should not exceed 50% of the EWZ’s total assets. The MSCI 25/50 Indices take into account these investments limits, offering a benchmarking alternative for RIC compliant funds.

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
The following principles have guided MSCI in designing a methodology for constructing the MSCI 25/50 Indices:
•	the MSCI 25/50 Index is rebalanced periodically to reflect the 25% and 50% concentration constraints; and
•
this rebalancing is achieved by using a process that aims to minimize the constituent weight differences between that MSCI 25/50 Index and the relevant parent index.  The active risk or the tracking error of an MSCI 25/50 Index versus the relevant parent index is measured as the distance between the constituent weights of that MSCI 25/50 Index and the relevant parent index.

Constructing and Rebalancing the MSCI 25/50 Indices
The MSCI 25/50 Index methodology follows a portfolio optimization framework. The Barra Optimizer is utilized to perform the optimization function, which is aimed at minimizing index turnover, tracking error and extreme deviation from the relevant parent index. The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.
The minimum weight of any MSCI 25/50 Index constituent is equal to the weight of the smallest constituent in the relevant parent index. A buffer of 10% of the value of each constituent is used in order to reduce the risk of non-compliance due to short term market movements between two quarterly rebalancing. As a result, at the point of constructing or rebalancing the MSCI 25/50 Indices, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.
The MSCI Brazil Index
The MSCI Brazil Index is designed to measure the performance of the large and mid-cap segments of the Brazilian market.
Each of the MSCI Brazil 25/50 Index and the MSCI Brazil Index is part of the MSCI Equity Indices series.  MSCI aims to include in its indices 85% of the free float-adjusted market capitalization in each industry sector, within each country included in an index.
Constructing the MSCI Indices
MSCI undertakes an index construction process, which involves:  (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for that index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the global industry classification standard.
Maintenance of and Changes to the MSCI Indices
MSCI maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments.  In maintaining the MSCI Indices, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and minimizing turnover in the indices.
As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:
•	semi-annual reviews, which occur each May and November and involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;
•	quarterly reviews, which occur each February and August and focus on significant changes in the market since the last semi-annual review; and
•
ongoing event-related changes, which generally are reflected in the indices at the time of the event and include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, issuances and other extraordinary transactions, corporate actions and events.

Based on these reviews, additional components may be added, and current components may be removed, at any time.  MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.
Prices and exchange rates
Prices
The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such.  MSCI reserves the right to use an alternative pricing source on any given day.

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
Exchange Rates
MSCI uses the foreign exchange rates published by WM/Reuters at 4:00 p.m., London time.  MSCI uses WM/Reuters rates for all developed and emerging markets.
In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used.
MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM/Reuters rates are not available, or if MSCI determines that the WM/Reuters rates are not reflective of market circumstances for a given currency on a particular day.  In such circumstances, an announcement would be sent to clients with the related information.  If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the Fund under the Exchange Act can be located through the website at www.sec.gov.  In addition, information regarding the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that those publicly available documents or any other publicly available information regarding the Fund is accurate or complete.
Information as of market close on November 22, 2019:
Bloomberg Ticker Symbol:	EWZ	52 Weeks Ago:	$38.70
Exchange:	NYSE Arca	52 Week High (on 7/10/2019):	$46.73
Current Price:	$43.16	52 Week Low (on 12/24/2018):	$36.63
The table below sets forth the published high and low closing prices of the underlying shares for each quarter in the period from January 1, 2014 through November 22, 2019. The graph below sets forth the daily closing prices of the underlying shares for that period. We obtained the information below from Bloomberg Financial Markets, without independent verification. You should not take the historical performance of the underlying shares as an indication of its future performance, and no assurance can be given as to the price of the underlying shares at any time, including the determination dates.
iShares® MSCI Brazil Capped ETF (CUSIP 464286400)	High ($)	Low($)
2014
First Quarter	45.04	38.03
Second Quarter	49.98	45.15
Third Quarter	54.00	43.45
Fourth Quarter	47.32	33.82
2015
First Quarter	37.91	29.31
Second Quarter	37.19	32.25
Third Quarter	32.98	20.64
Fourth Quarter	25.48	20.68
2016
First Quarter	26.93	17.33
Second Quarter	30.13	24.96
Third Quarter	35.10	29.03
Fourth Quarter	38.19	31.11
2017
First Quarter	40.15	34.46
Second Quarter	40.44	32.75
Third Quarter	43.35	33.88
Fourth Quarter	43.34	37.74
2018
First Quarter	47.33	41.68
Second Quarter	44.17	31.00
Third Quarter	37.55	30.72
Fourth Quarter	41.61	33.71
2019
First Quarter	45.46	39.28
Second Quarter	44.38	36.99
Third Quarter	46.73	38.89
Fourth Quarter (through November 22, 2019)	45.28	40.58

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
iShares® MSCI Brazil Capped ETF – Historical Closing Prices January 1, 2014 to November 22, 2019

* The red solid line indicates the downside threshold level of $30.21, which is 70% of the initial share price (rounded to two decimal places).
This document relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the Fund.  We have derived all disclosures contained in this document regarding the Fund’s shares from the publicly available documents described above.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of those documents or made any due diligence inquiry with respect to the Fund.  Neither we nor the agent has made any independent investigation as to whether those publicly available documents or any other publicly available information regarding the Fund is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Fund could affect the value received at maturity with respect to the securities and therefore the value of the securities.
Neither the issuer nor any of its affiliates makes any representation to you as to the future performance of the underlying shares.

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
Additional Information About the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Adjustment factor:
1.0, subject to adjustment.  If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of the underlying shares:
The closing price for one underlying share (or one unit of any other security for which a closing price must be determined) on any trading day means:
•         if the underlying shares (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the underlying shares (or any such other security) are listed or admitted to trading, or
•         if the underlying shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day.
If the underlying shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available under the preceding sentence, then the closing price for one underlying share (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.
If a market disruption event (as defined below) occurs with respect to the underlying shares (or any such other security) or the last reported sale price for the underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying shares (or any such other security) for that trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of that mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board” will include any successor service thereto.

Record date:
The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent quarterly coupon payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Postponement of determination dates:
In the calculation of the determination closing prices and the final share price, the calculation agent will take into account market disruption events and non-trading days as follows:
If any scheduled determination date is not a trading day or if there is a market disruption event on that date, the determination date shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding the scheduled determination date, then (i) that fifth succeeding trading day will be deemed to be the relevant determination date notwithstanding the occurrence of a market disruption event on that date and (ii) with respect to any that fifth trading day on which a market disruption event occurs, the calculation agent will determine the determination closing price or the final share price, as applicable, of the underlying shares on that fifth trading day based on the mean of the bid prices for the underlying shares for that date obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM or any of its affiliates may be included in the calculation of the mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price or the final share price, as applicable, will be determined by the calculation

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Contingent Income Auto-Callable Securities due November 27, 2020 With the Coupon and Payment at Maturity Subject to the Performance of the iShares® MSCI Brazil Capped ETF Principal at Risk Securities
agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.
Postponement of maturity date:
If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that final determination date as postponed.

Trading day:
“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Market disruption events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:
•         a suspension, absence or material limitation of trading in the underlying shares on their primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•         a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•         the underlying shares do not trade on the NYSE Arca, the Nasdaq Global Market or what was the primary market for the underlying shares, as determined by the calculation agent in its sole discretion; or
•         any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under
“—Use of proceeds and hedging.”
The following events will not be market disruption events:
•         a limitation on the hours or number of days of trading in the underlying shares on their primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and
•         a decision to permanently discontinue trading in the option or futures contracts relating to the underlying shares.
For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the underlying shares, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts, by reason of any of:
•         a price change exceeding limits set by that market;
•         an imbalance of orders relating to those contracts; or
•         a disparity in bid and asked quotes relating to those contacts;
will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying shares in the primary market for those contracts.

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Discontinuation of the Fund:
If the Fund’s sponsor discontinues operation of the Fund and that sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (the successor fund), then the calculation agent will substitute the successor fund for the Fund and determine the closing price of the underlying shares on the valuation date as described above under “—Closing price of the underlying shares.”
If the Fund’s sponsor discontinues operation of the Fund and:
•    the calculation agent does not select a successor fund, or
•    the successor fund is no longer traded or listed on any of the relevant trading days, the calculation agent will compute a substitute price for the underlying shares in accordance with the procedures last used to calculate the price of the underlying shares before any discontinuation but using only those securities that were held by the applicable fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the underlying shares as described below, the successor fund or price will be used as a substitute for the underlying shares for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund’s sponsor elects to re-establish the Fund, unless the calculation agent in its sole discretion decides to use the re-established Fund.
If the Fund’s sponsor discontinues operation of the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:
•    the determination of the final share price, or
•    a determination by the calculation agent that a successor fund is available, the calculation agent will determine the price that would be used in computing the closing price of the underlying shares as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these prices to be made available by telephone.
Notwithstanding these alternative arrangements, discontinuation of the operation of the Fund would be expected to adversely affect the value of, liquidity of and trading in the securities.

Alternate exchange calculation in the case of an event of default:
In case an event of default with respect to the securities shall have occurred and be continuing, the amount of cash declared due and payable per security upon any acceleration of the securities (the “Acceleration Amount”) shall be determined by the calculation agent and will be an amount of cash equal to the payment at maturity calculated as if the date of acceleration were the final determination date; provided that the unpaid portion of the contingent quarterly coupon, if any, will be calculated on a 30/360 basis.
If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 100 securities
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the securities.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

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Additional amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:
(i)                   with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                  who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;
(iii)                who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)                who presents such security for payment (where presentation is required, such as if a security is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any security means:
a.                   the due date for payment thereof (whether at maturity or upon an earlier acceleration), or
b.                    if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;
(v)                 who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the purposes of clause (iv) above, if a security is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the

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Trustee.  We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Canadian tax consequences:
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

U.S. tax considerations:
The following is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code. This discussion applies only to U.S. holders and non-U.S. holders that will purchase the securities upon original issuance and will hold the securities as capital assets for U.S. federal income tax purposes. In addition, the discussion below assumes that an investor in the securities will be subject to a significant risk that it will lose a significant amount of its investment in the securities.
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the Fund or any of the entities whose stock is included in the Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the Fund or any of the entities whose stock is included in the Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-U.S. holder. You should refer to any available information filed with the SEC and other authorities by the Fund or the entities whose stock is included in the Fund and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a security with terms described in this document as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Fund for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. In addition, we intend to treat the contingent quarterly coupon as U.S. source income for U.S. federal income tax purposes. Although the U.S. federal income tax treatment of the contingent quarterly coupon is uncertain, we intend to take the position, and the following discussion assumes, that such contingent quarterly coupon (including any contingent quarterly coupon paid on or with respect to the call or maturity date) constitutes taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of tax accounting. If the securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the securities in an amount equal to the difference between the cash amount a holder

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receives at such time (other than amounts properly attributable to any contingent quarterly coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the securities. In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities. Capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less. The ordinary income treatment of the contingent quarterly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or maturity of the securities, could result in adverse tax consequences to a holder because the deductibility of capital losses is subject to limitations.
Alternative Treatments. Alternative tax treatments of the securities are also possible and the IRS might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the securities, and the IRS might assert that the securities should be treated, as a single debt instrument. Pursuant to such characterization, the securities would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences --- United States Taxation --- Original Issue Discount --- Short-Term Debt Securities” in the accompanying prospectus.
Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the call, sale or maturity of the securities should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis (irrespective of any contingent quarterly coupons). It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently (irrespective of any contingent quarterly coupons) and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the securities and proceeds from the sale or exchange of the securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the securities.
Non-U.S. holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
While the U.S. federal income tax treatment of the securities (including proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent quarterly coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a

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refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the contingent quarterly coupons under U.S. federal income tax laws and whether such treaty rate or exemption applies to such contingent quarterly coupon payments. No assurance can be provided on the proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-U.S. holders should consult their tax advisors in this regard.
Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including, for the avoidance of doubt, any amounts properly attributable to any contingent quarterly coupon which would be subject to the rules discussed in the previous paragraph) upon the call, sale or maturity of the securities, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the call, sale or maturity of the securities. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Fund or the securities (for example, upon an underlying index rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Fund or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the

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securities may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity, unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Recently proposed regulations eliminate the requirement of withholding on payments of gross proceeds from the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we determine withholding is appropriate with respect to the securities, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.

Use of proceeds and hedging:
The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make a payment at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.

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Employee Retirement Income Security Act:
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if securities are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the securities will not result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the securities and the transactions contemplated with respect to the securities.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.

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Supplemental information regarding plan of distribution; conflicts of interest:
Under the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to MSWM.  RBCCM will act as agent for the securities and will receive a fee of $0.175 per $10 stated principal amount and will pay to MSWM a fixed sales commission of $0.125 for each of the securities they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay MSWM a structuring fee of $0.05 for each security.  We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by those brokers.
Delivery of the securities will be made against payment for the securities on November 27, 2019, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately six months, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time.  This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.
Each of RBCCM, Morgan Stanley Wealth Management and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the securities:
The securities are our debt securities, the return on which is linked to the performance of the underlying shares. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the securities at the time their terms were set. Unlike the estimated value included in this document, any value of the securities determined for purposes of a secondary market transaction may be based on a different

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funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the original issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying shares, and the tenor of the securities. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the securities reduced the economic terms of the securities to you and resulted in the initial estimated value for the securities on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the securities is less than the price to the public” above.

Where you can find more information:
Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.
You should read this document together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 relating to our Senior Global Medium-Term Notes, Series H, of which these securities are a part. Capitalized terms used but not defined in this document will have the meanings given to them in the prospectus supplement. In the event of any conflict, this document will control. The securities vary from the terms described in the prospectus supplement in several important ways. You should read this document carefully.
This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and in this document, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

Validity of the securities:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the securities or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes and limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated September 7, 2018.

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In the opinion of Morrison & Foerster LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 7, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated September 7, 2018.
Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Use of proceeds and hedging” in “Additional Information About the Securities” of this pricing supplement, and the definition of “business day” on page S-27 of the prospectus supplement.

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